EXHIBIT 10.1

EXCLUSIVE LICENSE AGREEMENT

This is an Exclusive License Agreement, entered into May 12, 2006 and effective as of January 24, 2006, between Technology Innovations, LLC (“TI”), a New York limited liability company having an address of 150 Lucius Gordon Drive, Suite 215, West Henrietta, NY 14586, and NaturalNano, Inc., (“NaturalNano”), a Nevada corporation having an address of 150 Lucius Gordon Drive, Suite 115, West Henrietta, NY 14586.

Background. The parties entered into and wish to replace the Exclusive License Agreement, dated April 27, 2005 (the “Prior Agreement”).

TI owns and is willing to license the Patent Rights and Confidential Information (defined below) to NaturalNano exclusively for the Licensed Field, subject to the terms and conditions of this Agreement. NaturalNano wishes to obtain such a license.

Therefore, in consideration of the promises set forth in this Agreement, the parties agree as follows:

1)	Definitions. As used in this Agreement:

a)
“Affiliate” means an entity that controls, is controlled by, or is under common control with NaturalNano or TI, as applicable. For this purpose, “control” means (i) the power to direct or cause the direction of the management and affairs of the entity, whether by direct or indirect ownership of voting stock, positions on the board of directors, contract, or otherwise; or (ii) ownership of more than fifty percent (50%) of the equity or other ownership interest of the entity.

b)
“Confidential Information” means all business, financial and technical information, data, documents and other materials, whether in electronic or physical form or orally disclosed, provided by one party (“Discloser”) to the other party (“Receiver”), but excluding any information that Receiver can demonstrate:

(1)	was public knowledge at the time of disclosure to Receiver;

(2)	became public knowledge without fault by Receiver;

(3)	was rightfully in the possession of Receiver prior its disclosure by Discloser; or

(4)	was disclosed to Receiver on an unrestricted basis from a source not known to be under a duty of confidentiality to Discloser.

c)	“Dollars” or “$” mean U.S. Dollars.

d)	“Effective Date” means the date first noted above.

e)	“Invention” means any invention or discovery conceived, whether or not reduced to practice.

f)	“Joint Invention” means any Invention that is related to or covered by any Patent Right and was co-invented by at least one individual from TI and at least one individual from Licensee.

g)
“Licensed Field” means all compositions, components, devices, systems and processes which use or apply to halloysite, halloysite microtubules or similar structures (“Halloysite Applications”), but excluding all Halloysite Applications for diagnosing, preventing, treating or curing diseases in humans or other animals.

h)	“Licensed Product” means any product, the manufacture, use, importation or sale of which is covered by a Valid Claim.

i)	“Licensee” means NaturalNano and/or its Affiliates, as the context may indicate.

j)	“Net Sales” means revenues from the sale, lease or other disposition of Licensed Products by a Licensee to a non-Licensee, less:

i)	payments made or credits allowed for promotional purposes;

ii)	customary allowances, rebates and trade, quantity, or cash discounts, to the extent allowed and taken;

iii)	amounts repaid or credited for rejections or returns; and

iv)
to the extent separately stated on invoices, taxes and other governmental charges levied on the production, sale, transportation, delivery or use of a Licensed Product, paid by or on behalf of a Licensee.

k)
“Patent Rights” means: (i) the patent applications listed on Exhibit A; (ii) patents and patent applications owned or licensable by TI now or in the future and related to the Licensed Field; (iii) Joint Inventions; (iv) reissues, reexaminations, renewals, extensions, divisions, continuations, and continuations-in-part of (i), (ii) or (iii); (v) foreign counterparts of any of (i), (ii), (iii) and (iv); and (vi) patents which issue on any of (i), (ii), (iii), (iv) and (v).

l)
“Revenues” means all license fees, milestone payments, minimum royalties, running royalty revenues and other sums received by Licensee from Sublicenses, but excluding (i) revenues to support research and development efforts, (ii) reimbursements of out-of-pocket expenses, and (iii) payments for the purchase of securities of NaturalNano, priced on an arms’-length basis.

m)	“Sublicense” means any sublicense or other agreement of a Licensee permitting the commercial exploitation of any Patent Right(s) or Confidential Information by a third party.

n)	“Sublicensee” means the licensee of a Sublicense.

o)
“Valid Claim” means: (i) a claim of an issued and unexpired patent of the Patent Rights which has not been disclaimed, or held invalid or unenforceable by an unappealed or unappealable decision of a court or governmental body, and (ii) one or more claims of a patent application being prosecuted in good faith, for two (2) years following the first commercial sale or use of a Licensed Product which is a Licensed Product solely because of the pending claim.

2)	License Grant.

a)	Termination of Prior Agreement. The Prior Agreement is hereby terminated and replaced by this Agreement.

b)
Grant to Licensee. TI grants to NaturalNano and its Affiliates the sole and exclusive, world-wide, royalty-bearing right and license under the Patent Rights and Confidential Information to develop, make, have made, use, sell, offer to sell and import Licensed Products in the Licensed Field only, including the rights to sue and collect damages for infringements prior to the date of this Agreement.

c)	Sublicenses. Licensee may grant Sublicenses, consistent with the applicable terms and conditions of this Agreement. Each Sublicense shall:

i)	require the Sublicensee to exercise reasonable diligence in developing, commercializing, marketing and selling Licensed Products; and

ii)	incorporate the substance of paragraphs 2(b)(i), 5, 6(a), 9, 10 and 12, mutatis mutandis.

d)
Grant-Back. NaturalNano grants to TI and its Affiliates a world-wide, royalty-bearing exclusive license with respect to all patent applications and patents owned or licensable by NaturalNano from TI during the term of this Agreement; provided, however that (i) NaturalNano retains an exclusive license with respect to the foregoing patents and patent applications for the Licensed Field and (ii) the royalty provisions of paragraphs 4 and 5 (and the related definitions) shall apply to any royalty-bearing sales by TI and its Affiliates, mutatis mutandis, except that all royalties payable by TI shall be one-half (½) of the amounts specified in paragraph 4.

3)	Cooperation and Sublicensing Activity.

a)	Diligence. NaturalNano will use reasonable diligence to develop, commercialize, market and sell Licensed Products, itself and/or through one or more Affiliates or Sublicensees.

b)
Cooperation. TI will make available to Licensee, from time-to-time, all information and materials in its possession, including Confidential Information, that is necessary or desirable to enable NaturalNano to develop, test and commercially introduce any Licensed Product.

c)
Commercialization Plan. NaturalNano will provide to TI a detailed, written annual research, development and commercialization plan for Licensed Products. The commercialization plan will include any plans for the Sublicensing of Patent Rights and Confidential Information.

d)
No Challenges. TI shall not bring, authorize or assist a third party to bring any action under any other intellectual property now or in the future owned or licensed by any Licensee, to prevent a Licensee from exercising the rights granted by TI hereunder. TI shall impose this covenant on the assignees of any Patent Rights.

4)	Compensation.

a)
Minimum Annual Royalties. Commencing with the quarter in which the first U.S. patent of Patent Rights is issued, NaturalNano shall pay to TI a minimum royalty of Six Thousand Two Hundred Fifty Dollars ($6,250) per calendar quarter. Each minimum royalty amount shall be credited only against royalties due in the calendar quarter for which the minimum royalty is payable.

b)	Royalties. NaturalNano shall pay TI a royalty of:

i)	Five percent (5%) of Net Sales by Licensees; and

ii)	Twenty Five percent (25%) of Revenues.

c)	Apportioning Royalties and Revenues.

i)
Royalties. If Licensee licenses from one or more third parties (“Third Parties”) intellectual property which also covers any Licensed Product, the royalty rate applied under paragraph 4(b)(i) as to Net Sales of that Licensed Product shall be (i) one (1) divided by (ii) one (1) plus the lesser of (a) the number of Third Parties to which royalties are payable as to that Licensed Product/Process, and (b) three (3); multiplied by (iii) Five percent (5%).

ii)
Revenues. If Licensee includes in any Sublicense intellectual property sublicensed from one or more Third Parties which covers any Licensed Product, the percentage of Revenues payable by NaturalNano under paragraph 4(b)(ii) as to that Licensed Product will be: (i) one (1) divided by (ii) one (1) plus the lesser of (a) the number of Third Parties to which royalties are payable as to that Licensed Product/Process, and (b) three (3); multiplied by (iii) twenty-five percent (25%).

iii)	Allocation. If:

(1)
Any lump sum Revenues under paragraph 4(b)(ii), such as up-front payments, milestone payments or minimum royalties, are not fairly allocated by use of the formula of paragraph 4(c)(ii), as where one lump sum payment covers products or fields of use that are covered by different groups of patents, those lump sum Revenues shall be allocated between TI and the Third Parties on a fair and reasonable basis; or

(2)	There is uncertainty whether a particular patent(s) licensed by TI or a Third Party covers a Licensed Product for which a royalty is payable under paragraph 4(b)(i) or (ii);

the dispute shall be resolved in accordance with paragraph 13.

d)	Payment Terms.

i)	Amounts due under paragraphs 4(a) and (b) are payable quarterly within forty-five (45) days after each calendar quarter.

ii)
If any amount due to TI is collected in a currency other than Dollars, the amount shall be converted into Dollars at the applicable exchange rate published in the Eastern edition of The Wall Street Journal on the last business day of the calendar quarter in which the collection was made.

e)	Royalty Term. Royalties are payable for each Licensed Product on a country-by-country basis until expiration of the last-to-expire applicable Valid Claim in the country.

f)
Tax Withholding. If NaturalNano is required by the laws of any country to withhold any tax with respect to any payment to TI, the tax will be deducted and paid to the taxing authority. NaturalNano will notify TI and promptly furnish TI with original receipts of any tax certificate or other available documentation evidencing the tax withheld. NaturalNano will use commercially reasonable efforts to minimize any withholding.

5)	Reports and Records.

a)
Royalty Reports. Each royalty payment under paragraph 4(b) shall be accompanied by a detailed royalty report, specifying the computation of royalties payable and certified to be correct by the Chief Financial Officer and President of Licensee.

b)
Books and Records. Licensee shall keep accurate books of account adequate to show amounts payable under this Agreement and the performance of the Licensee’s other obligations hereunder for three (3) years after each applicable year.

c)
Audit Request. Licensee shall permit an independent, certified public accountant appointed and paid by TI to examine and make copies of applicable records and other documents no more often than once per calendar year for the purpose of verifying amounts and reports due from, and obligations to be performed by, the Licensee. The results of each examination shall be made available to TI and the Licensee, and shall be considered Confidential Information. Should the audit discover an underpayment equal to the greater of five percent (5%) or Twenty Five Thousand Dollars ($25,000), the applicable Licensee shall pay the cost of the audit.

i)
Late Charge. All overdue payments will be paid promptly with a late charge of two percent (2%) per annum above the prime rate of J.P. Morgan Chase Manhattan Bank, N.A., as reported in the Eastern edition of The Wall Street Journal on the last business day of the calendar quarter in which each payment was to be made. Interest is to be calculated from the last day on which the payment was payable..

6)	Intellectual Property of Licensee.

a)	Sublicensee Confidential Information and Patents. Each Sublicensee shall disclose and grant to NaturalNano and TI a non-exclusive, royalty-free world-wide license under all Sublicensee:

I)	Confidential Information; and

II)	patents and patent applications;

that are owned or licensable by the Sublicensee and relate to the manufacture, use or sale of Licensed Products.

b)	Patent Costs.

i)	TI shall control the filing, prosecution and maintenance of Patent Rights.

ii)
TI shall provide patent counsel for NaturalNano with copies of all patent applications, Office Actions and other prosecution documents in connection with Patent Rights and enable NaturalNano’s patent counsel to meet and confer with TI’s patent counsel in connection with Patent Rights, at least thirty (30) days before (A) filing any new U.S. or foreign application, (B) payment of any issue or maintenance fees or (C) filing any response to a U.S. or foreign Office Action.

iii)
Subject to subparagraph 6(b)(iv), NaturalNano shall reimburse TI for all reasonable legal fees and out-of-pocket costs incurred by TI after April 27, 2005, for the filing, prosecution, and maintenance of Patent Rights.

iv)
TI shall promptly notify NaturalNano of any fees payable in connection with the Patent Rights. NaturalNano may elect not to pay any such fees, in which case the applicable patent or patent application shall thereafter not be part of the Patent Rights.

c)
Joint Inventions. This Agreement constitutes, in part, a "joint research agreement" between Licensors and Licensee, as defined in the CREATE Act, 35 U.S.C. § 103(c), under which Licensee will carry out some of its obligations pursuant to paragraph 3. Intellectual property developed in the Licensed Field and any other technologies that are within the scope of the Patent Rights will be deemed made as a result of activities undertaken within the scope of the joint research agreement and subject to the CREATE Act.

7)	Infringement.

a)	Notices. Each party shall inform the other promptly of any third party infringement of Patent Rights or misappropriation of Confidential Information of which it has knowledge.

b)	Enforcement.

i)
If any Patent Rights are infringed by products or processes in the Licensed Field, NaturalNano, after consultation with TI, shall have the right, but not the obligation, to bring a patent infringement suit and may join TI in the suit, all at NaturalNano's expense.

ii)
If the Patent Rights are infringed by products or processes in and outside the Licensed Field, NaturalNano shall, if requested by TI, include the claims for infringement outside the Licensed Field in any suit it brings, but only if the parties shall have agreed in writing on a basis for allocating damages awarded or license or settlement payments between infringements in and outside of the Licensed Field.

iii)
NaturalNano’s rights include the right to sue for and collect damages for past infringements of Patent Rights in the Licensed Field and, if requested by TI, shall include infringements outside the Licensed Field.

c)
Declaratory Judgment Suits. If a declaratory judgment suit is brought against any Licensee, alleging invalidity, unenforceability, or non-infringement of any Patent Rights, the Licensee shall provide prompt notice thereof to TI; and TI, at its option, shall have the right, but not the obligation, within thirty (30) days after commencement of the suit, to assume the defense of the suit at its expense.

d)
Cooperation. In connection with any litigation involving the Patent Rights or Confidential Information, TI shall make its then-present and former employees and consultants available to NaturalNano, subject to payment of reasonable fees for their time and reimbursement of out-of-pocket expenses.

e)	Recovery. Any amount received as an award in or a license or settlement agreement entered into pursuant to any claim or suit under paragraph 7(b) shall be distributed as follows:

i)	First, to reimburse the parties, pro rata, for their out-of-pocket legal fees and expenses incurred in connection with the claim or suit; and

ii)	Unless otherwise agreed in writing by the parties, the balance shall be paid:

(1)	Seventy five percent (75%) to NaturalNano; and

(2)	Twenty-five percent (25%) to TI;

Payments shall be made within thirty (30) days after funds are received and shall be accompanied by a report detailing the computation of the payments.

8)	Representations and Warranties. TI represents and warrants to NaturalNano that:

a)	Right and Power. TI has the right and power to enter into and perform this Agreement in accordance with its terms.

b)
Ownership. TI owns all right, title and interest in and to the Patent Rights and the Confidential Information, free and clear of liens, security interests, charges and other encumbrances. No Patent Right has been abandoned.

c)	No Other License. TI has not granted any other license or covenant not to sue with respect to any of the Patent Rights or Confidential Information, except for the Prior License.

d)
No Infringements. To TI’s knowledge, with no investigation having been made or required to be made, Licensee’s practice of the Patent Rights and Confidential Information will not infringe any patent or other right of any third party.

e)	Validity. To TI's knowledge, with no investigation having been made or required to be made, the Patent Rights are valid and enforceable.

f)
Agreements with Inventors of Patent Rights. TI has contracts with all inventors of Patent Rights requiring them, during and after their employment or other engagement by TI, to cooperate fully, if requested, in all prosecution or litigation of Patent Rights, subject only to payment of reasonable fees for their time and reimbursement of out-of-pocket expenses.

g)
Third Person Payments. Except for amounts due under paragraph 4, no statutory or other amount is or will be owed to any other person in connection with any Patent Right(s), or Confidential Information.

h)
No Claims. No claim has been asserted or threatened by any third-party alleging that (i) any of the Patent Rights is invalid or unenforceable, or (ii) the development, manufacture, use or sale of Licensed Products infringes the rights of any third person.

i)
No Other Warranties. Except as set forth in paragraphs 8(a) to (h), TI makes no other representations or warranties whatsoever, and there is no warranty of merchantability or fitness for a particular purpose.

9)	Indemnification; Insurance.

a)
Indemnity. Any Licensee that manufactures or sells a Licensed Product, shall indemnify, defend, and hold harmless TI and its Affiliates, officers, employees, agents, successors, and assigns (the "Indemnitees"), against any claim, demand, liability or expense (including reasonable attorneys’ fees and expenses, whether incurred as the result of a third party claim or a claim to enforce this provision) incurred by or imposed upon any of the Indemnitees in connection with any third party claims, suits, or judgments arising out of any theory of liability (including tort, warranty, or strict liability suits or claims and whether or not such suit or claim has a factual basis) concerning any Licensed Product (collectively, “Claims”), except to the extent that the damages claimed were caused by TI or anyone under its direction or control.

b)
Procedure. The Indemnitees shall provide NaturalNano with prompt written notice of each Claim for which indemnification is sought. NaturalNano, at its expense, shall defend any such Claim. The Indemnitees shall cooperate fully in such defense and permit NaturalNano to conduct and control the defense and the disposition of the Claim (including all decisions relative to appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the Indemnitee’s expense. NaturalNano shall keep TI informed of the progress in the defense and disposition of any Claim and shall consult with TI with regard to any proposed settlement. NaturalNano shall obtain the written consent of TI to any settlement which would adversely affect TI.

c)	Insurance.

i)
Each Licensee that manufactures and/or sells Licensed Products shall maintain in full force and effect at all times during the term of this Agreement with a reputable commercial insurance carrier, commercial general liability insurance of a type as may be necessary to protect their interests and fulfill its obligations under this Agreement, including without limitation contractual liability insurance, covering the marketing, sale, distribution, use and performance of Licensed Products in an amount of at least Two Million Dollars ($2,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate.

ii)
The insurance of subparagraph (i) shall be issued by an insurer licensed to practice in, as to Licensee, the State of New York and otherwise in the State(s) in which the applicable Licensee undertakes activities in connection with the exercise of its rights, or an insurer pre-approved by TI, such approval not to be unreasonably withheld; (ii) shall be endorsed to include product liability coverage; and (iii) shall require thirty (30) days’ written notice to TI before any cancellation or material change.

iii)	Licensee shall, upon request, provide TI with a Certificate of Insurance and the underlying policy(ies) evidencing compliance with this paragraph 9(c).

10)	Confidential Information. During the term of this Agreement and for three (3) years thereafter, each Receiver will:

a)
use commercially reasonable efforts, but no less than the protection given to its own confidential information, to maintain in confidence all Confidential Information, including without limitation the financial terms of this Agreement;

b)	Disclose Confidential Information only:

I)
to the Receiver’s employees, consultants and legal, financial and business advisors who reasonably need to know such information for the Receiver to perform its obligations or otherwise conduct its activities hereunder; or

II)	As required by court order, statute, governmental regulation or securities exchange rule, upon at least thirty (30) days prior notice to TI.

11)	Termination.

a)	Termination by TI. TI may terminate this Agreement and the rights granted hereunder to Licensee if:

i)	Licensee breaches any material provision of this Agreement and has not cured the breach within thirty (30) days after notice from TI specifying the nature of the breach in reasonable detail; or

ii)	Licensee or any Sublicensees do not achieve a commercial roll-out of the sale of a Licensed Product within three (3) years from the Effective Date; or

iii)
NaturalNano does not pay TI annual sums under paragraphs 4(a) and (b) of at least Twenty Five Thousand Dollars ($25,000) for calendar year 2009 and at least Fifty Thousand Dollars ($50,000) per calendar year thereafter; or

iv)	NaturalNano generally ceases to conduct business.

b)	Termination by NaturalNano. NaturalNano may terminate this Agreement with or without cause, on thirty (30) days’ written notice to TI.

c)
Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by TI to the Licensees are, for all purposes of paragraph 365(n) of Title 11 of the United States Code (“Title 11”) or other relevant bankruptcy or insolvency law (collectively, “Law”), licenses of rights to “intellectual property” as defined in Title 11 or such other Law.

d)	Effects of Termination.

i)
Nothing herein will release any party from any obligation that matured prior to the effective date of any termination of this Agreement. Subject to the foregoing, paragraphs 2(d), 5, 6, 9, 10 and 13 will survive termination of this Agreement.

ii)	Each Licensee may, after termination, sell all Licensed Products then in inventory or work-in-process, provided the Licensee makes the applicable payments under paragraph 4(b).

iii)
All Sublicenses shall remain in full force and effect after termination of this Agreement for any reason; and NaturalNano or the Sublicensee, shall make all payments to TI with respect to Revenues that NaturalNano would otherwise have been obligated to make hereunder.

e)
Return of Information. Upon termination of this Agreement, each Receiver will return all applicable Confidential Information supplied to Receiver, except that Receiver’s counsel may keep one archival copy.

12)	General Compliance with Laws.

a)
Compliance with Laws. TI shall comply with all local, state, federal, and international laws and regulations relating to its performance under this Agreement, including but not limited to the development, manufacture, use, and sale of any Licensed Product, including export control laws. Without limiting the generality of this paragraph, NaturalNano shall be responsible for the preparation and submission of all applications relating to any required regulatory approval of any Licensed Product, whether by the FDA or other regulatory body.

b)
Marking. Each Licensee shall mark all Licensed Products with the number of each applicable patent of the Patent Rights. NaturalNano shall provide Licensor with written notice of compliance with this paragraph by December 31 of each year.

13)
Arbitration of Disputes. Any dispute under this Agreement shall be resolved by an arbitration proceeding conducted in Rochester, NY under the then-prevailing Rules for Commercial Arbitration and the Patent Arbitration Rules, as applicable, of the American Arbitration Association (“AAA”).

a.
The proceeding shall be conducted by one (1) arbitrator, reasonably acceptable to the parties, who is a patent attorney with at least twenty (20) years of experience, of which ten (10) years or more have been spent (at least in substantial part) handling licensing transactions.

b.	The fees of the mediator and the AAA shall be divided equally between the parties.

c.	The parties shall cooperate in good faith to proceed to an arbitration hearing within six (6) months after the Demand for Arbitration shall have been filed with the AAA.

d.	The arbitrator’s authority shall include the powers, in his/her discretion, to:

i.	Expedite the proceeding;

ii.	Permit limited discovery, including production of documents and depositions, to the extent required by the parties; and

iii.	Award the prevailing party its attorneys’ fees and out-of-pocket expenses, including its share of the mediator and AAA fees.

e.	The decision of the arbitrator shall be confidential, final and binding, and may be entered and enforced in any court of competent jurisdiction.

14) Miscellaneous.

a. Notices. Any notices required or permitted by this Agreement shall be in writing and personally delivered or sent by prepaid express courier service, signature requested. Notices shall be effective upon receipt. Notices shall be sent to the addresses of the parties specified on the first page of this Agreement or such other address as given by proper notice.

b. Governing Laws. This Agreement will be governed by and construed in accordance with New York law, without reference to conflicts of laws principles.

c. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter, and supersedes all previous agreements and understandings, written or oral, express or implied. This Agreement may only be amended by a writing signed by the parties.

d. Successors and Assigns. This Agreement is binding upon the parties and their successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other, except that NaturalNano may assign this Agreement in connection with its merger or the acquisition of all or substantially all of the assets to which this Agreement relates.

e. Counterparts. This Agreement may be signed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

f. Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

In witness whereof, the parties have executed this Agreement by their duly authorized representatives.

Technology Innovations, LLC

By           /s/ Michael Weiner
Michael Weiner, CEO

NaturalNano, Inc.

By           /s/ Michael Riedlinger
Michael Riedlinger, President

EXHIBIT A

BI Reference Number	Filing Date
1034312-000015	Oct. 6, 2005
1034312-000016	Oct. 7, 2005
1034312-000032	Jan. 25, 2005
1034312-000033	May 20, 2005
1034312-000036	July 18, 2005
1034312-000038	April 5, 2005